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
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FORM 4
------------------------------------------                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
[ ]  Check this box if no longer subject                                   WASHINGTON, D.C.  20549
     to Section 16.  Form 4 or Form 5                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     obligations may continue.  See               FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934, SECTION
     Instruction 1(b).                                                    17(a) OF THE PUBLIC UTILITY
(Print or Type Responses)                        HOLDING COMPANY ACT OF 1935 OR SECTION 30(f) OF THE INVESTMENT Company Act of 1940
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
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
1.  Name and Address of Reporting Person*         2.  Issuer Name and Ticker or Trading Symbol



Diaz-Albertini            Luis                        Spanish Broadcasting System, Inc. (SBSA)
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    (Last)           (First)         (Middle)     3.  IRS or Social Security          4.  Statement for
                                                      Number of Reporting                 Month/Year
                                                      Person, if an entity
                 3191 Coral Way                       (Voluntary)                         February 2000
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                    (Street)                                                          5.  If Amendment,
                                                                                          Date of Original

Miami,                FL               33145                                              (Month/Year)
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    (City)           (State)         (Zip)
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6. Relationship of Reporting Person(s) to Issuer
           (Check all applicable)

   ______  Director                  ______ 10% Owner
   __x___  Officer (give             _______Other (specify
                  title below)                below)

Vice President/Group Sales


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7.  Individual or Joint/Group Filing (Check Applicable Line)
       X    Form filed by One Reporting Person
    _____   Form filed by More than One Reporting Person
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
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                TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1.  Title of Security                       2.   Trans-     3.  Trans-        4.  Securities Acquired (A)
    (Instr. 3)                                   action         action            or Disposed of (D)
                                                 Date           Code              (Instr. 3, 4 and 5)
                                                                (Instr. 8)
                                                            --------------------------------------------------------
                                                (Month/
                                                Day/                                                (A) or
                                                Year)         Code       V            Amount        (D)       Price


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Class A Common Stock                           02/16/00         P                       2,000         A     $20.88
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
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
5.  Amount of        6.  Ownership    7.  Nature of Indirect Beneficial Ownership
    Securities            Form:             (Instr. 4)
    Beneficially          Direct (D)
    Owned at              or
    End of                Indirect
    Month                 (I)
    (Instr. 3 and 4)     (Instr. 4)
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     14,470                  D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                      (Over)

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FORM  4 (CONTINUED)  TABLE II -- DERIVATIVE SECURITIES ACQUIRED,DISPOSED OF,OR
                                       BENEFICIALLY OWNED
                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
1.   Title of Derivative Security   2. Conver       3.  Trans-     4.   Trans-     5.   Number of         6.   Date Exercisable and
     (Instr. 3)                        -sion            action          action          Derivative             Expiration Date
                                       or               Date            Code            Securities            (Month/Day/Year)
                                       Exercise         (Month/         (Instr.8)       Acquired (A)
                                       Price of         Day/                            or Disposed of
                                       Derivative       Year)                             (D)
                                       Security                                         (Instr. 3, 4,
                                                                                        and 5)
                                                                                                           -------------------------
                                                                                                           Date          Expiration
                                                                    -------------------------------------- Exercisable   Date
                                                                    Code     V         (A)        (D)
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
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
7.   Title and Amount of      8.   Price                    9.   Number            10.  Ownership         11.  Nature
     Underlying Securities         of                            of                     Form                   of
     (Instr. 3 and 4)              Derivative                    Derivative             of De-                 Indirect
                                   Security                      Secur-                 rivative               Beneficial
                                   (Instr.                       ities                  Secu-                  Ownership
                                     5)                          Bene-ficially          rity:                   (Instr.
                                                                 Owned                  Direct                 4)
                                                                 at End                 (D) or
                                                                 of Month               Indirect
                                                                 (Instr.                (I)
                                                                  4)                    (Instr. 4)
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                 Amount or
                 Number of
     Title       Shares

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

                                                                                       /s/ Luis Diaz-Albertini          2/23/00
                                                                                 --------------------------------      ------------
                                                                                 **Signature of Reporting Person          Date


**    Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
            If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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